March 3, 2005

Securities and Exchange Commission
Attn:  Operations Filing Desk

450 5th Street NW
Washington, DC  20549

To whom it may concern:

Enclosed please find a copy of the 2003 Annual Report to Shareholders that was disseminated to shareholders of the Combined Penny Stock Fund, Inc. this week.

Please add this to our existing files as our reporting copy.

Sincerely,

//John R. Overturf
John R. Overturf
President

Enclosure

March 3, 2005

Securities and Exchange Commission
Attn:  Filing Desk
1801 California, Suite 4800

Denver, CO  80202-2648

To whom it may concern:

Enclosed please find a copy of the 2003 Annual Report to Shareholders that was disseminated to shareholders of the Combined Penny Stock Fund, Inc. this week.

Please add this to our existing files as our reporting copy.

Sincerely,

//John R. Overturf
John R. Overturf
President

Enclosure